EXHIBIT 99.1


                                           NEWS

CONTACTS:
Investors:    Bill Kuser         (203) 552-2213
Media:        Mary Ann Dunnell   (203) 552-2261


CROMPTON COOPERATING WITH ANTITRUST AUTHORITIES

GREENWICH, CT, October 8, 2002 - Crompton Corporation (NYSE:CK) today announced that it has been contacted by the U.S. and European Union authorities concerning an investigation into allegations of collusive dealings in the rubber chemicals industry. The company and several of its employees have been issued grand jury subpoenas in connection with that investigation, which is still in its early stages. Neither Crompton nor any of its employees has been charged with any wrongdoing. The company is cooperating fully with the authorities and is conducting its own internal investigation to determine all relevant facts.

The company's rubber chemicals business, which had global sales of $206 million in 2001, was part of Uniroyal Chemical Company, which became part of the company in 1996.

Crompton Corporation is a $2.7 billion producer and marketer of specialty chemicals and polymer products providing the solutions, service and value our customers need to succeed. Additional information concerning Crompton Corporation is available at www.cromptoncorp.com.